Exhibit 10.5

CANADIAN DISTRIBUTOR AGREEMENT

BY AND BETWEEN

EMERGENT BIOSOLUTIONS INC.

AND

APTEVO THERAPEUTICS INC.

DATED AS OF [●], 2016

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ARTICLE XII Dispute Resolution		12

12.1	Resolution Process.	12
12.2	Arbitration.	12
12.3	Interim Relief.	13
12.4	Expenses.	13

ARTICLE XIII Miscellaneous		14

13.1	Provisions from the SDA.	14
13.2	Notice.	14
13.3	Assignability.	15
13.4	No Agency.	15
13.5	Quality Agreement.	15

ii

This CANADIAN DISTRIBUTOR AGREEMENT dated as of [●], 2016 (this “Agreement”), is made and entered into by and between Emergent BioSolutions Inc., a Delaware corporation (“Emergent” or “Distributor”) (for whom its designee, Cangene Corporation, a corporation organized under the laws of Canada and a member of the Emergent Group, assumes all rights and obligations under this Agreement), and Aptevo Therapeutics, Inc., a corporation organized under the laws of Delaware (“Aptevo”). Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement shall have the meaning set forth in the Separation and Distribution Agreement (“SDA”), or, if not therein, in the Transition Services Agreement (“TSA”), or, if not therein, in the Manufacturing Services Agreement (“MSA”), or, if not therein, in the Product Licensing Agreement (the “PLA”), or, if not therein, in the Trademark License Agreement (“TLA”), each dated as of the date hereof, by and between Emergent and Aptevo. The Parties acknowledge and agree that this Agreement is an Ancillary Agreement under the SDA.

WHEREAS, Aptevo and Emergent have entered into the SDA, the TSA, the MSA, the TLA and the PLA;

WHEREAS, Aptevo is a developer and manufacturer of pharmaceutical products;

WHEREAS, Aptevo, a foreign drug identification number owner, desires to ship certain of its pharmaceutical products to destinations in the Territory (as defined in this Agreement), subject to the terms and conditions set forth in this Agreement, and therefore wishes to engage a distributor as such term is defined by Applicable Law;

WHEREAS, Distributor is, to the extent described in the MSA, capable of providing distributor services in the Territory with respect to the Products; and

WHEREAS, Aptevo is prepared to appoint Distributor, and Distributor is prepared to accept the appointment, as Aptevo’s exclusive distributor within the Territory, for the purpose of distributing certain products, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual promises of the Parties, and of good and valuable consideration, it is agreed by and between the Parties as follows:

ARTICLE I

DEFINITIONS

In this Agreement, the following terms shall have the following meanings:

“CPR” has the meaning set forth in Section 12.1.2.

“Dispute” has the meaning set forth in Section 12.1.1.

“Dispute Notice” has the meaning set forth in Section 12.1.2.

“Indemnified Parties” has the meaning set forth in Section 8.3.

“Indemnifying Party” has the meaning set forth in Section 8.3.

“Product” means each pharmaceutical product listed on the Product Schedule.

“Product Schedule” means Schedule A as may be amended or modified from time to time by written agreement of the Parties.

“QA” has the meaning set forth in Section 4.3.

“Regulatory Approval” means any and all approvals or authorizations required from any Regulatory Authority for the commercial exploitation of each Product in any part of the Territory.

“Regulatory Authority” means the applicable Governmental Authority that has jurisdiction with respect to the distribution of the Products in the Territory.

“Safety Data Exchange Agreement” or “SDEA” means the Safety Data and Exchange Agreement, by and between Emergent and Aptevo, of even date herewith, that defines the responsibilities of each Party with reference to each pharmacovigilance activity and specifies the processes involved for the exchange of safety information, including timelines and regulatory reporting responsibilities.

“Term” means the term of this Agreement specified in Section 2.3 below, or such shorter term if this Agreement is terminated earlier in accordance with the terms hereof.

“Territory” means the country of Canada.

“Trademarks” means each trademark and trade name, symbol or other proprietary mark affixed to or associated with a Product.

“Distributor Fee” means the annual fee charged by Distributor to Aptevo for performing the services contemplated by this Agreement as provided on Schedule B.

ARTICLE II

APPOINTMENT AND TERM

2.1 Appointment. Subject to the terms and conditions of this Agreement, and subject to Distributor being the exclusive distributor of the Products in the Territory under the MSA, Aptevo appoints Distributor as the exclusive distributor for the Products in the Territory, during the Term. Aptevo hereby grants Distributor access to all relevant Confidential Information, which Distributor may use to perform its obligations under this Agreement, and authorizes it to act for and on behalf of Aptevo solely for purposes of Distributor’s obligations under this Agreement.

2.2 License to Distributor. For clarity, to the extent not already licensed under the terms of the PLA, during the term of this Agreement, and subject to the terms and conditions of this Agreement, Aptevo grants to Distributor a non-exclusive, worldwide, sublicenseable and royalty-free license, under any Intellectual Property owned or controlled by Aptevo or any of its Affiliates, solely to perform the services and to comply with Distributor’s obligations under the terms and conditions of this Agreement.

2.3 Initial Term and Renewal. Subject to earlier termination in accordance with this Agreement, the initial Term shall be for an initial period of ten (10) years commencing at the Effective Time. Unless terminated earlier in accordance herewith, this Agreement shall be renewed, for further periods of one (1) year each upon the same terms as set out herein, unless either Party provides the other Party with at least thirty (30) days prior written notice of its intention to terminate this Agreement.

2.4 Products. This Agreement shall apply to the Product(s) in the form in which such Product(s) are listed from time to time on the Product Schedule attached hereto. The Product Schedule may be amended from time to time, upon mutual agreement in writing of the Parties hereto.

2.5 Delegation. Distributor may use any of its Affiliates to fulfill any of its obligations under this Agreement.

ARTICLE III

PAYMENT

3.1 Payment Terms. Payment of the Distributor Fee shall be due from Aptevo by direct bank deposit or wire transfer pursuant to Distributor’s written instructions within forty-five (45) days from date of invoice. Any and all late payments shall be subject to the payment of interest at the rate of 12.0% (twelve percent) per annum. In addition to any other remedies Distributor may have in the event Aptevo does not pay an outstanding, overdue invoice for more than forty-five (45) days from the date on which Distributor provided Aptevo with written notice of such default (which notice period shall be tolled during any bona fide dispute regarding such invoice), Distributor shall be entitled to refuse to perform any of the services contemplated by this Agreement, in its sole discretion, until all or an agreed upon portion of the aggregate amount owing has been paid.

3.2 Payment without Deductions. All Distributor Fees specified hereunder are expressed as net amounts and shall be paid by Aptevo free and clear of, and without reduction for, any withholding taxes. Aptevo shall, upon request, provide Distributor with official receipts issued by the appropriate taxing authority or such other evidence as may be reasonably requested by Distributor to establish that such taxes have been paid.

ARTICLE IV

DISTRIBUTOR’S OBLIGATIONS

4.1 Distributor shall, at its own expense, and subject to Aptevo’s compliance with the terms of ARTICLE V, during the Term:

4.1.1 Tracking and Receipt of Information. Track applicable Products in the Territory and serve as a point of contact for inquiries about such Products as follows: once Aptevo submits a Shipping Order under the MSA that names Canada as the Distribution Destination, the Distributor shall thereafter track the Products delivered under such Shipping Order from the time such Products enter the Territory until such Products are delivered to the recipient named in the Shipping Order. After the delivery of such Products, Distributor may be contacted with inquiries and other communications from entities within the Territory pertaining to such Products, which communications shall be forwarded to Aptevo pursuant to Section 13.2 within five (5) Business Days upon receipt. All reporting of adverse events will be governed by the provisions of the SDEA;

4.1.2 Compliance with Laws. Comply with all Laws of the Territory that apply to Distributor with respect to this Agreement or the transactions and activities contemplated by this Agreement. Distributor shall not take any action that it knows will cause Aptevo to be in violation of any Law in the Territory;

4.1.3 Regulatory Point of Contact. Strictly in the capacity of Aptevo’s agent, serve as the secondary point of contact and liaison with the applicable Regulatory Authority with respect to all communications with such Regulatory Authority pertaining to the Products in the Territory, except where Distributor’s responsibilities under Applicable Law require Distributor to liaise directly with or be the primary point of contact for the applicable Regulatory Authority. Distributor shall notify Aptevo upon being contacted by a Regulatory Authority or any other competent Governmental Authority within the Territory for any regulatory purpose pertaining to this Agreement or the Products, including with respect to labeling or packaging, within two (2) Business Days, except for if Distributor is legally prohibited from doing so. Except for administrative matters, Distributor shall not respond to any such Governmental Authority before consulting with Aptevo, unless under the circumstances pursuant to which such Governmental Authority contacts Distributor, Distributor is legally prohibited from giving Aptevo advance notice. In any event, once Distributor is no longer legally prohibited from giving Aptevo advance notice, Distributor shall inform Aptevo of such contact within two (2) Business Days. For clarity, Distributor is under no obligation to give Aptevo any regulatory, legal or other compliance advice under this Agreement and no communication from Distributor to Aptevo shall be construed as providing such advice;

4.1.4 Regulatory Record Keeping and Information. Maintain Product regulatory records according to Distributor’s standard operating procedures and in accordance with local Laws, such as submissions, regulatory agency correspondence and telephone contact reports; provided that Aptevo, upon the request of Distributor, provides Distributor with information and documents (in English) that are in Aptevo’s possession relating to each Product as are required by the applicable Regulatory Authority;

4.1.5 Regulatory Approval Notices. Notify Aptevo as soon as reasonably possible, but in no event later than two (2) Business Days, in the event that any Regulatory Approval for a Product is revoked for any reason in the Territory;

4.1.6 Inquiry Forwarding. Keep Aptevo informed of any inquiries from entities within the Territory by promptly forwarding such inquires to Aptevo pursuant to Section 13.2;

4.1.7 Pharmacovigilance Compliance. Until one year after the expiration date of the last Product distributed in commerce produced under the MSA, comply with the terms and conditions of the Safety Data Exchange Agreement. To the extent that there is any inconsistency between the terms of this Agreement and the SDEA, the terms of this Agreement shall control, unless the SDEA expressly refers to the TSA in relation to such inconsistency, in which case the terms of the TSA shall control; and

4.1.8 Product Recalls. Only to the extent required by applicable Law, maintain complete and accurate records for any periods of recall, field alert, product withdrawal or field correction of any Product.

4.2 The Parties understand and agree that Distributor’s performance of services under this Agreement should not, in the ordinary course of business, require Distributor to incur material out of pocket costs. Distributor may only take actions that incur such costs related to the provision of services under this Agreement if required by Law and only with the prior authorization of Aptevo, which authorization shall not be unreasonably withheld. For such actions, Aptevo shall reimburse Distributor within forty-five (45) days of receipt of an invoice from Distributor regarding such costs.

4.3 As a condition precedent to Distributor’s obligations under this Agreement and as a condition to each of Distributor’s representations or warranties under this Agreement, both the MSA and the Quality Agreement attached thereto as Schedule C (the “QA”) must be in full force and effect between Emergent and Aptevo. If, at any point during the Term, either the MSA or the QA is terminated, Distributor may, in its sole discretion, either (i) indefinitely suspend any obligation to discharge any of its responsibilities or otherwise perform under this Agreement or (ii) terminate this Agreement in accordance with Section 10.3.3.

ARTICLE V

APTEVO’S OBLIGATIONS

Aptevo shall discharge the following obligations at its own expense during the Term:

5.1 Safety and Packaging. Ensure that the Product complies with local Laws as to safety, packaging and marketing and that all packaging and delivery complies with the requirements of the Regulatory Authority of the Territory;

5.2 Compliance with Laws. Comply with all Laws of the Territory that apply to Aptevo with respect to this Agreement or the transactions and activities contemplated by this Agreement;

5.3 Regulatory Point of Contact. Subject to Section 4.1.3, serve as the primary point of contact and liaison with the applicable Regulatory Authority with respect to all communications with such Regulatory Authority pertaining to the Products in the Territory. Aptevo shall promptly notify Distributor upon being contacted by a Regulatory Authority or any other competent Governmental Authority within the Territory for any material regulatory purpose pertaining to this Agreement or the Products;

5.4 Regulatory Approval Notices. Notify Distributor immediately in the event that any Regulatory Approval for a Product is revoked for any reason in the Territory;

5.5 Inquiry Forwarding. Keep Distributor informed of any inquiries related to any of the Products from entities within the Territory by promptly forwarding such inquires to Distributor pursuant to Section 13.2;

5.6 Regulatory Record Keeping and Information. Maintain Product regulatory records according to Aptevo’s standard operating procedures and in accordance with local Laws, such as submissions, regulatory agency correspondence and telephone contact reports. Distributor shall provide Aptevo with information and documents (in English) that are in Distributor’s possession relating to each Product as are required by the applicable Regulatory Authority;

5.7 Material Information. Notify Distributor from time to time of any event with respect to the Product reported to Aptevo whether within or outside the Territory which Aptevo reasonably deems to be material to the distribution of the Product or which either Party is legally required to disclose;

5.8 Product Improvements or Changes. Advise Distributor of all changes to the Canadian labeling or package insert for each Product;

5.9 Pharmacovigilance Compliance. Until one year after the expiration date of the last Product distributed in commerce produced under the MSA, comply with the terms and conditions of the Safety Data Exchange Agreement. To the extent that there is any inconsistency between the terms of this Agreement and the SDEA, the terms of this Agreement shall control, unless the SDEA expressly refers to the TSA in relation to such inconsistency, in which case the terms of the TSA shall control; and

5.10 Product Recalls. In the event of any recall, field alert, product withdrawal or field correction with respect to any of the Products, whether initiated by Aptevo, required by a Governmental Authority or for any other reason, Aptevo shall manage such recall, field alert, product withdrawal or field correction and shall bear all reasonable costs and expenses of services requested by Aptevo or required by any Governmental Authority relating to such recall, field alert, product withdrawal or field correction, including, without limitation, expenses or obligations to Third Parties, the cost of notifying customers and costs associated with the shipment or recalled Products.

ARTICLE VI

CONFIDENTIALITY

6.1 Confidentiality Obligations under the SDA. Any Confidential Information exchanged under this Agreement shall be treated as Confidential Information under the SDA, subject to the exceptions therein. Sections 7.7 and 7.8 of the SDA are incorporated herein by reference, mutatis mutandis.

ARTICLE VII

REPRESENTATIONS & WARRANTIES

7.1 Warranties by both Parties. Each Party represents and warrants that:

7.1.1 it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, to conduct its business as currently conducted and to enter into this Agreement, and to consummate the transactions contemplated by this Agreement;

7.1.2 neither the execution, delivery nor performance of this Agreement by such Party violates or conflicts with, or will violate or conflict with, any provision of such Party’s organizational or governing documents or instruments, nor are there any inconsistencies, to the best of such Party’s knowledge, between the terms of this Agreement and any of such Party’s obligations to third parties or under applicable Law, which bind or encumber it or its property;

7.1.3 the execution, delivery and performance of this Agreement has been duly authorized by such Party’s appropriate authorizing authority or other applicable governing body and by any other necessary corporate or other legal actions of such Party, and this Agreement constitutes the valid and binding obligation of such Party, enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity or bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally; and

7.1.4 there are no actions, suits, claims or proceedings (pending or threatened) against, by, or affecting such Party in any court or before any arbitrator or governmental agency or authority that may have a material adverse effect on such Party’s assets, its financial condition, the operation of its business or its ability to perform its obligations under this Agreement.

7.2 Additional Warranties by Distributor. Distributor represents and warrants as follows:

7.2.1 it possesses the necessary capabilities, facilities, personnel and expertise to enable it to perform its obligations and conduct its activities pursuant to the terms of this Agreement; and

7.2.2 it has all governmental licenses, permits and approvals required by Applicable Law to market, promote, distribute, offer for sale and sell the Products in the Territory and to conduct all of its obligations required under this Agreement.

7.3 Additional Warranties by Aptevo. Aptevo represents and warrants as follows:

7.3.1 the Products have received or are exempt from marketing clearances, licenses, approvals or authorizations required by Applicable Law and therefore may be legally marketed and distributed in the Territory under such marketing clearances, licenses, approvals or authorizations or under a legally recognized exemption from the same;

7.3.2 it shall comply with all Applicable Laws in the Territory that apply to the promotion of and sale of the Products;

7.3.3 the Products’ labeling and promotional materials are accurate, complete, and in compliance with Applicable Law

7.3.4 the distribution of the Products in the Territory does not and will not infringe any patent or proprietary rights of third parties; and

7.3.5 there is no action or proceeding by any Governmental Authority threatened against Aptevo relating to safety or efficacy of any of the Products, other than periodic discourse with Governmental Authorities as part of the normal course of business.

7.4 Disclaimer of Warranties. EXCEPT FOR THE WARRANTIES SET FORTH IN SECTIONS 7.1 OR 7.2, OR AS EXPRESSLY SET FORTH IN THE SDA OR ANY ANCILLARY AGREEMENT, DISTRIBUTOR HEREBY DISCLAIMS ALL CONDITIONS, WARRANTIES AND STATEMENTS IN RESPECT OF THE MATERIALS, THE PRODUCTS AND SERVICES PROVIDED HEREUNDER, WHETHER EXPRESS OR IMPLIED, CUSTOM OF THE TRADE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY SUCH CONDITION, WARRANTY OR STATEMENT RELATING TO MERCHANTABILITY, NONINFRINGEMENT, FITNESS FOR A PARTICULAR PURPOSE OR USE UNDER ANY CONDITIONS.

ARTICLE VIII

INDEMNIFICATION AND LIMITATION ON LIABILITY

8.1 Indemnification by Distributor. Subject to the limitations set forth in Section 8.4 below, Distributor shall indemnify, defend, and hold harmless Aptevo, its Affiliates and their respective directors, officers, employees, and agents, from and against any and all Liabilities arising out of Third-Party Claims to the extent as a result of (a) the gross negligence or willful misconduct of Distributor, its directors, officers, employees or agents in the performance of its obligations under this Agreement, or (b) any alleged or actual infringement or misappropriation of third party Intellectual Property rights resulting from Distributor’s use of any Distributor information, data or property in the performance of this Agreement.

8.2 Indemnification by Aptevo. Aptevo will indemnify, defend, and hold harmless Distributor, its Affiliates and their respective directors, officers, employees, and agents, from and against any and all Liabilities arising out Third-Party Claims to the extent as a result of (a) the promotion, distribution, sale or use of any Product by Aptevo or any third party, including any product liability claim of a third party, (b) the recall, product withdrawal, or other field correction action of any Product any Governmental Authority or otherwise, (c) the negligence or willful misconduct of Aptevo, its directors, officers, employees or agents in the performance of its obligations or exercise of its rights under this Agreement, (d) any breach by Aptevo of the terms of this Agreement or (e) any alleged or actual infringement or misappropriation of third party Intellectual Property rights in the Products or any portion thereof (except to the extent such claim is subject to Distributor’s indemnification obligations under Section 8.1 above), or resulting from use of any Aptevo information, data or property in the performance of this Agreement.

8.3 Conditions. Promptly after a Party (the “Indemnified Party”) obtains knowledge of the existence or commencement of any claim or proceeding with respect to which the Indemnified Party is entitled to indemnification under Section 8.1 or 8.2, such Indemnified Party will notify the other Party (the “Indemnifying Party”) of such claim or proceeding in writing; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby. The Indemnifying Party will assume the defense and settlement of such claim or proceeding with counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s sole risk and expense; provided, however, that the Indemnified Party (i) will reasonably cooperate with the Indemnifying Party in the defense and settlement of such claim or proceeding, and (ii) may not settle any such claim or proceeding without the Indemnifying Party’s written consent. The Indemnifying Party may not settle any such claim or proceeding without the Indemnified Party’s written consent, unless such settlement (x) includes a release of all covered claims or proceedings pending against the Indemnified Party; (y) contains no admission of liability or wrongdoing by the Indemnified Party; and (z) imposes no obligations upon the Indemnified Party.

8.4 Limitation on Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, THE SDA, THE TSA OR ANY OTHER ANCILLARY AGREEMENT:

8.4.1 TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY PARTY CLAIMING THROUGH OR UNDER THE OTHER PARTY FOR ANY LOST PROFITS OR REVENUES, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES HOWEVER CAUSED, WHETHER IN AN ACTION IN CONTRACT, TORT (INCLUDING STRICT LIABILITY), BASED ON A WARRANTY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES;

8.4.2 DISTRIBUTOR’S LIABILITY FOR ALL CLAIMS ARISING UNDER THIS AGREEMENT SHALL NOT EXCEED THE AMOUNT PAID BY APTEVO TO DISTRIBUTOR UNDER THIS AGREEMENT DURING THE ONE YEAR PRECEDING THE EVENT THAT GAVE RISE TO SUCH CLAIM.

8.5 Interaction with the SDA and other Ancillary Agreements. Notwithstanding anything to the contrary in the SDA, in no event may any claim, including any Dispute, under or with respect to the subject matter of this Agreement be the basis of an indemnification claim under Article IV of the SDA or under any other Ancillary Agreement.

ARTICLE IX

INSURANCE

9.1 Distributor Insurance. Distributor will at its own cost maintain throughout the Term of this Agreement and for a period of not less than three (3) years following its termination or expiration, liability insurance covering the obligations undertaken by Distributor in this Agreement.

9.1.1 Such insurance maintained by Distributor shall, at a minimum, include coverage of the following types and amounts: Commercial General Liability Insurance including contractual liability in an amount not less than $1,000,000 per occurrence and $2,000,000 general aggregate; Umbrella Insurance in an amount not less than $3,000,000 per occurrence and $3,000,000 general aggregate; and Products/Completed Operations Insurance in an amount not less than $5,000,000 per occurrence and $5,000,000 general aggregate.

9.1.2 Such insurance maintained by Distributor shall name Aptevo as an additional insured.

9.1.3 Distributor shall provide that its insurer will endeavor to mail 30 days’ prior written notice to Distributor and Aptevo should the policy be cancelled before the expiration date thereof.

9.1.4 Distributor shall, on request by Aptevo, provide Aptevo with a certificate of insurance evidencing the insurance it is required to carry under this Section 9.1.

9.2 Aptevo Insurance. Aptevo will at its own cost maintain throughout the Term of this Agreement and for a period of not less than three (3) years following its termination or expiration, liability insurance covering the obligations undertaken by Aptevo in this Agreement.

9.2.1 Such insurance maintained by Aptevo shall, at a minimum, insure the Products through a commercial policy for general and products liability, serve as primary coverage for Distributor and Aptevo and include coverage of the following types and amounts: Commercial General Liability Insurance including contractual liability in an amount not less than $1,000,000 per occurrence and $2,000,000 general aggregate; Umbrella Insurance in an amount not less than $3,000,000 per occurrence and $3,000,000 general aggregate; and Products/Completed Operations Insurance in an amount not less than $5,000,000 per occurrence and $5,000,000 general aggregate.

9.2.2 Such insurance maintained by Aptevo shall name Distributor as an additional insured.

9.2.3 Aptevo shall provide that its insurer will endeavor to mail 30 days’ prior written notice to Aptevo and Distributor should the policy be cancelled before the expiration date thereof.

9.2.4 Aptevo shall, on request by Distributor, provide Distributor with a certificate of insurance evidencing the insurance it is required to carry under this Section 9.2.

ARTICLE X

TERMINATION

10.1 By Either Party. Either Party shall be entitled to terminate this Agreement by written notice to the other, having immediate effect, if:

10.1.1 Default. The other Party is in default in any material respect in the performance of any of its obligations under this Agreement or otherwise commits any material breach of this Agreement, and such default continues after thirty (30) days written notice from the non-defaulting Party to the defaulting Party stating the particulars and attaching the documentary evidence of such default; or

10.1.2 Insolvency/Bankruptcy Event. In the event of an Insolvency/Bankruptcy Event with respect to the other Party.

10.2 By Aptevo. In addition to the foregoing, Aptevo shall have the following rights to terminate this Agreement, either in its entirety or as it relates to one or more Products, by written notice having immediate effect:

10.2.1 Convenience. Aptevo may terminate the Agreement, in whole or in part with respect to certain Products, for convenience upon ninety (90) day’s prior written notice to Distributor; or

10.2.2 Regulatory Approvals. Aptevo may terminate the Agreement as it relates to one or more Products in the event that the Regulatory Approval for such Product(s) in the Territory is revoked by the applicable Regulatory Authority.

10.3 By Emergent. In addition to the foregoing, Emergent shall have the following rights to terminate this Agreement, either in its entirety or as it relates to one or more Products, by written notice having immediate effect:

10.3.1 Default. Emergent may terminate the Agreement if Aptevo fails to make a payment of money, when due under this Agreement, and such default continues after thirty (30) days written notice from Emergent to Aptevo stating the particulars of such default; or

10.3.2 Loss of Regulatory Approval. Emergent may terminate the Agreement as it relates to one or more Products in the event that the Regulatory Approval for such Product(s) in the Territory is revoked by the applicable Regulatory Authority or in the event that such Product(s) or Aptevo generally is otherwise found to be non-compliant by the applicable Governmental Authority.

10.3.3 Change of Distributor. Emergent may terminate this Agreement immediately upon (i) the termination of the MSA or the QA, (ii) the assignment of the MSA or the QA by Aptevo to any third party, unless Aptevo also assigns this Agreement contemporaneously to such third party, (iii) Aptevo or Emergent ceasing to be a party to the MSA or the QA, or (iv) Aptevo’s receipt of written notice from Emergent that Emergent no longer believes in good faith that it can perform its obligations as Distributor under the MSA or the QA.

ARTICLE XI

CONSEQUENCES OF TERMINATION

Upon the termination or expiration of this Agreement in whole or with respect to a given Product:

11.1 Return of Materials. Distributor shall return to Aptevo all of Aptevo’s confidential documents (including any regulatory submissions and files and all supporting information) in Distributor’s possession that are required by a Regulatory Authority in the Territory to maintain Regulatory Approval in the Territory for the applicable terminated Product(s); and

11.2 No Further Representations. Distributor shall cease to make any representations to the public that it is an authorized distributor of the applicable terminated Product(s);

11.3 Rights Terminated. All other rights granted by Aptevo to Emergent under this Agreement with respect to the terminated Product(s) shall immediately terminate with the expiration or earlier termination of this Agreement; and

11.4 Outstanding Payments. Aptevo shall make, honor and pay to Emergent, within thirty (30) days from termination or expiration of the Agreement, any payments due to Emergent for services provided under this Agreement with respect to the terminated Product(s).

11.5 Survival of Provisions. Notwithstanding the termination of this Agreement, the following provisions shall survive: Article I (to the extent necessary to interpret the surviving provisions of this Agreement), Article VI, Section 7.4, Article VIII, Article IX, Article XI, Article XII and Article XIII.

ARTICLE XII

DISPUTE RESOLUTION

12.1 Resolution Process. Notwithstanding anything to the contrary in the SDA, any Dispute (as defined below) shall be resolved exclusively in accordance with the following provisions of this ARTICLE XII:

12.1.1 Any controversy or claim arising after the Effective Time and arising out of or relating to this Agreement, or the breach hereof (a “Dispute”), shall be resolved: (a) first, by negotiation between representatives appointed by each Party with the possibility of mediation as provided in Section 12.1.2; and (b) then, if negotiation and mediation fail, by binding arbitration as provided in Section 12.2. Each Party agrees on behalf of itself and each of its Affiliates that the procedures set forth in this ARTICLE XII shall be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

12.1.2 Negotiation and Mediation. If either party serves written notice of a Dispute upon the other party (a “Dispute Notice”), the parties will first attempt to resolve such Dispute by direct discussions and negotiation (including as set forth in Section 12.1 above). If the parties to the Dispute agree, the parties may also attempt to resolve the Dispute by a mediation administered by the International Institute for Conflict Prevention & Resolution (“CPR”) under its Mediation Procedure.

12.2 Arbitration.

12.2.1 If a Dispute is not resolved within 45 days (or later if mutually agreed by the Parties) after the service of a Dispute Notice, either Party shall have the right to commence arbitration. The arbitration shall be administered by the CPR pursuant to its Arbitration Rules and Procedures. References herein to any arbitration rules or procedures mean such rules or procedures as amended from time to time, including any successor rules or procedures, and references herein to the CPR include any successor thereto. The arbitration shall be before three (3) arbitrators. Each Party shall designate one arbitrator in accordance with the “screened” appointment procedure provided in Rule 5.4 of the CPR Rules. The two Party-appointed arbitrators will select the third, who will serve as the panel’s chair or president. This arbitration provision, and the arbitration itself, shall be governed by the Laws of the State of Delaware and the Federal Arbitration Act, 9 U.S.C. §§ 1-16.

12.2.2 Consistent with the expedited nature of arbitration, each Party will, upon the written request of the other Party, promptly provide the other with copies of documents on which the producing Party may rely in support of or in opposition to any claim or defense. At the request of a Party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of five per Party and shall be held within 45 days of the grant of a request. Additional depositions may be scheduled only with the permission of the arbitrators, and for good cause shown. Each deposition shall be limited to a maximum of one day’s duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or confidential information. The Parties shall not utilize any other discovery mechanisms, including international processes and U.S. federal statutes, to obtain additional evidence for use in the arbitration. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within one hundred twenty (120) days following the appointment of the arbitrators. All costs and fees relating to the retrieval, review and production of electronic discovery shall be paid by the Party requesting such discovery.

12.2.3 Subject to ARTICLE VI, the panel of arbitrators shall have no right, power or authority, under the CPR Rules for Non-Administered Arbitration or otherwise, to (i) award non-monetary or equitable relief of any sort; (ii) relieve the Parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement; (iii) limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement; or (iv) adjudicate any matters pertaining to the SDA or any Ancillary Agreement other than this Agreement.

12.2.4 Absent fraud or manifest error, any arbitral award issued hereunder shall be final, binding and the sole and exclusive remedy to the Parties. Either Party may seek to confirm and enforce any final award entered in arbitration, in any court of competent jurisdiction.

12.2.5 Except as may be required by Law or any applicable rules and regulations of any stock exchange, neither a Party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

12.3 Interim Relief. At any time during the resolution of a dispute between the Parties, either Party has the right to apply to any court of competent jurisdiction for interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the Parties’ rights or to maintain the Parties’ relative positions until such time as the arbitration award is rendered or the dispute is otherwise resolved.

12.4 Expenses. Each Party shall bear its own costs, expenses and attorneys’ fees in pursuit and resolution of any Dispute; provided, however, that, in the event of any arbitration with respect to any dispute pursuant to Section 12.2 in which the arbitrator issues an arbitral award in an amount that is within ten percent (10%) of the amount of the most recent bona fide written settlement offer submitted by a Party and rejected by a Party in connection with such dispute, then the Party that rejected such settlement offer shall bear both Parties’ costs, expenses and attorneys’ fees incurred in connection with such arbitration (including the fees and expenses of any arbitrator).

ARTICLE XIII

MISCELLANEOUS

13.1 Provisions from the SDA. The Parties agree and acknowledge that this Agreement is an Ancillary Agreement and, therefore, that certain provisions of the SDA apply hereto, provided, however, that if there is any conflict between the terms of this Agreement and the terms of the SDA, the terms of this Agreement apply with respect to the subject matter hereof. Sections 11.1 (Counterparts; Entire Agreement; Corporate Power), 11.2 (Governing Law), 11.6 (Severability), 11.7 (Force Majeure), 11.10 (Headings), 11.11 (Survival of Covenants), 11.12 (Waivers of Default), 11.14 (Amendments), 11.15 (Interpretation) and 11.16 (No Set Off) of the SDA are incorporated herein by reference, mutatis mutandis.

13.2 Notice. All notices, requests, claims, demands or other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 13.2):

If to Emergent, at:

[●]

with a copy to:

[●]

and a copy to:

[●]

if to Aptevo, at:

[●]

with a copy to:

[●]

Any Party may, by notice to the other Party, change the address and contact person to which any such notices are to be given.

13.3 Assignability.

13.3.1 This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as otherwise provided for in this Agreement, this Agreement shall not be assignable by either Party, in whole or in part, without the express written consent of the other Party, which shall not be unreasonably withheld, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement (i) in connection with the merger of such Party, or the sale, transfer or other divestiture of all or substantially all of an entire product line, Affiliate, division or other business unit of such Party, or (ii) to any Affiliate of such Party.

13.3.2 In connection with any assignment or delegation of this Agreement or the rights and obligations herein, the assigning or transferring Party shall provide a guarantee to the non-assigning Party for any liability or obligation assigned or delegated pursuant to this Section 13.3.

13.3.3 The assigning Party shall remain bound by all obligations with respect to Confidential Information under this Agreement. The non-assigning Party may disclose the assigning Party’s Confidential Information to the assignee as necessary for the non-assigning Party’s performance of its obligations and exercise of its rights under this Agreement.

13.4 No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party an agent of an unaffiliated party in the conduct of such other party’s business.

13.5 Quality Agreement. The QA shall, together with this Agreement, apply to the provision of any service contemplated under this Agreement solely to the extent such service relates to quality assurance matters and is within the subject matter of the QA. In the event of any conflict or inconsistency between the QA and this Agreement solely with respect to quality assurance matters, the QA shall control. In the event of any other conflict or inconsistency (including, for the avoidance of doubt, with respect to the respective remedies of the parties with respect to any service contemplated under this Agreement), this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF the Parties have duly executed this agreement as of the date first above written.

EMERGENT BIOSOLUTIONS INC.

By:
Name:
Title:

APTEVO THERAPEUTICS INC.

By:
Name:
Title:

LIST OF SCHEDULES:

Schedule A.	Product Schedule

Schedule B.	Distributor Fee Schedule

Schedule A

Product Schedule

Product	Description

Schedule B

Distributor Fee Schedule